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DOLLAR GENERAL REPORTS ON STATUS OF SEC INVESTIGATION

GOODLETTSVILLE, Tenn. – January 8, 2004 – As previously disclosed by Dollar General Corporation (NYSE: DG), the staff of the U.S. Securities and Exchange Commission has been conducting an investigation related to Dollar General’s January 14, 2002 restatement of its financial results for the Company’s fiscal years 1998 through 2000.  Dollar General today announced that it has received notice that the SEC staff is considering recommending that the SEC bring a civil injunctive action against the Company for alleged violations of the federal securities laws in connection with circumstances relating to the restatement.  The Company intends to review the information provided by the SEC and respond before the staff makes its final recommendation to the SEC.

Dollar General also noted that IBM’s press release today regarding the “Wells Notice” IBM received from the SEC staff relates to the same investigation.  The transaction referenced in the IBM release was restated by Dollar General as part of the January 14, 2002 restatement described above.

Dollar General has been cooperating in the SEC’s investigation by providing documents and other information to the SEC staff and has settled the shareholder class action and derivative lawsuits related to the restatement.

Dollar General Corporation is a publicly held, Fortune 500® discount retailer and operates more than 6,700 stores. The Company store support center is headquartered in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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